Exhibit 10.43

SECURED PROMISSORY NOTE AGREEMENT

DATED AS OF MARCH 17, 2020

BY AND AMONG

GLASSBRIDGE ATHLETE, LLC,

AS BORROWER,

ORIX PTP HOLDINGS, LLC,

AS LENDER,

AND

GLASSBRIDGE ENTERPRISES, INC.,

FOR THE LIMITED PURPOSES OF SECTIONS 4 AND 5 HEREOF

SECURED PROMISSORY NOTE AGREEMENT

Original Principal Amount: $16,000,000	Effective Date: March 17, 2020

FOR VALUE RECEIVED, GlassBridge Athlete, LLC, a Delaware limited liability company (the “Borrower”), hereby unconditionally promises to pay to the order of ORIX PTP Holdings, LLC, a Delaware limited liability company, or its assigns (the “Lender”), the principal amount of SIXTEEN MILLION U.S. DOLLARS ($16,000,000), together with all accrued and unpaid interest thereon, on or prior to the Maturity Date (as defined below) pursuant to the provisions of this Secured Promissory Note (this “Note”).

The Borrower promises to pay interest on the outstanding principal amount of the Loan advanced under this Note for the period from and including the date of such advance to but excluding the date such advance shall be repaid in full, at the applicable interest rate as set forth in Section 2.2. Any principal not repaid when due shall bear interest from and including the date due to but excluding the date on which such amount is repaid in full at a rate per annum equal to the Default Rate.

Accrued interest on the Loan shall be payable in accordance with Section 2.2(b) and on the Maturity Date; provided, however, that in the event of any prepayment of the Loan, accrued interest on the principal amount shall be payable in accordance with Section 2.5.

All payments under this Note shall be made in lawful money of the United States, in immediately available funds and without set-off, deduction or counterclaim. Any extension of time for the repayment of the principal outstanding under this Note resulting from the due date falling on a non-Business Day shall be included in the computation of interest.

The Borrower hereby waives presentment, notice of dishonor, protest and any other notice or formality with respect to this Note except for such notice as provided herein.

1. Definitions and Interpretation.

1.1 Definitions. The terms listed below shall be defined as follows:

“Administrative Agent” shall mean the Person acting, at the time of determination, in the capacity as administrator for certain cash management, transaction, financial and bookkeeping, registrar and transfer agent and other administrative services for the Athlete Company in connection with the Swap Transaction under an Administrative Services Agreement, including any such Person’s successors in interest and permitted assigns, which Administrative Agent shall be mutually acceptable to the Borrower and the Lender in the Lender’s reasonable discretion. The initial Administrative Agent shall be BNP Paribas Financial Services, LLC.

“Administrative Services Agreement” shall mean any administrative services agreement, between an Administrative Agent and an Athlete Company, or any replacement administrative services agreement between such Administrative Agent and Athlete Company.

“Affiliate” shall mean, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or membership or partnership or other ownership interests, by contract or otherwise); provided, that, in any event, any Person which owns directly or indirectly 30% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 30% or more of the membership or partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

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“Anti-Money Laundering Laws” shall mean any laws or regulations relating to money laundering or terrorist financing, including the Bank Secrecy Act, 31 U.S.C. sections 5301 et seq.; the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56 (a/k/a the USA PATRIOT Act); Laundering of Monetary Instruments, 18 U.S.C. section 1956; Engaging in Monetary Transactions in Property Derived from Specified Unlawful Activity, 18 U.S.C. section 1957; the Financial Record keeping and Reporting of Currency and Foreign Transactions Regulations, 31 C.F.R. Part 103; and any similar laws or regulations currently in force or hereafter enacted.

“Athlete” shall mean each professional athlete listed on Schedule 3 (as such Schedule may be subject to change pursuant to Section 5(s)).

“Athlete Company” shall mean, collectively or individually, depending on the context, the single-purpose company or companies listed on Schedule 3 (as such Schedule may be subject to change pursuant to Section 5(s)), formed and owned, directly or indirectly, by the Athlete(s) in connection with the Swap Transaction(s).

“Athlete Fund” shall mean The Sports & Entertainment Fund, L.P., a Cayman exempted limited partnership under the Cayman ELP Law.

“Athlete Fund Documents” shall mean each of the following documents executed and delivered with respect to the Athlete Fund: (i) the Third Amended and Restated Exempted Limited Partnership Agreement of The Sports & Entertainment Fund, L.P., dated January 31, 2020 (as it may be further amended); (ii) the Section 9 Statement filed with the Registrar on July 28, 2014 pursuant to the Cayman ELP Law, the Section 10 Statement filed with the Registrar on March 23, 2016 pursuant to the Cayman ELP Law, and the Section 10 Statement filed with the Registrar on January 8, 2020 pursuant to the Cayman ELP Law; (iii) the Confidential Private Offering Memorandum relating to the offering of limited partnership interests of The Sports & Entertainment Fund, L.P. dated January 2020 (the “Memorandum”); (iv) any Supplement(s) to the Memorandum; (v) investor subscription documents for limited partnership interests in the Athlete Fund (including subscription documents by the Borrower for the Athlete Fund Interests); (vi) any Investment Management Agreement between the Athlete Company and GlassBridge Investment Management, LLC, including the investment guidelines attached thereto; and (vi) Letter Agreement between GlassBridge Investment Management, LLC and the Athlete Fund, dated February 26, 2020 (re: further limitations on the investment guidelines).

“Athlete Fund Interests” shall mean the Class D and Class E interests in the Athlete Fund.

“Basic Documents” shall mean this Note, the Security Agreements, and any other document or instrument now existing or hereafter entered into that relates to any extensions of credit at any time made available by the Lender to the Borrower.

“Borrowing Date” shall mean the date the Loan is made pursuant to Section 2(a).

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“Borrowing Notice” shall mean a borrowing notice to be delivered by the Borrower to the Lender, substantially in the form of Exhibit A attached hereto.

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which commercial banks are authorized or required to close in New York, New York.

“Cayman ELP Law” shall mean the Exempted Limited Partnership Law (as amended) of the Cayman Islands.

“Cayman Registrar” shall mean the Registrar of Exempted Limited Partnerships in the Cayman Islands.

“Change of Control” shall mean an event or any series of events by which (a) GlassBridge ceases to have the power, directly or indirectly, to vote or direct the voting of membership interests carrying the voting rights to elect all of the board of directors of the Borrower or (b) GlassBridge ceases to own legally and beneficially 100% of the membership or economic interests of the Borrower.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

“Collateral” shall mean, collectively, the Security Agreement Collateral and the Pledge Agreement Collateral.

“Custodial Agent” shall mean the Person acting, at the time of determination, in the capacity as custodian of cash and securities for an Athlete Company in connection with the Swap Transaction under a Custodial Agreement, including its successors in interest and permitted assigns, which Custodial Agent shall be mutually acceptable to the Borrower and the Lender in the Lender’s reasonable discretion. The initial Custodial Agent shall be SunTrust Robinson Humphrey, Inc.

“Custodial Agreement” shall mean any account agreement, between a Custodial Agent and an Athlete Company, or any replacement account agreement between such Custodial Agent and Athlete Company.

“Debtor Relief Law” shall mean each of Title 11 of the United States Code and all other applicable liquidation, conservatorship, bankruptcy, fraudulent transfer, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar Laws in effect from time to time affecting the rights of creditors generally.

“Default” shall mean any event that with the passage of time or giving notice would result in an Event of Default.

“Default Rate” shall mean, in respect of any amount not paid when due, the rate per annum equal to the sum of the interest rate set forth in Section 2.2(a) plus two percent (2.0%) per annum; provided, that the Default Rate shall not exceed the maximum rate of interest permitted to be charged in accordance with applicable law.

“Documentation” shall have the meaning assigned to such term in Section 3(h).

“Dollars” and “$” shall mean lawful money of the United States of America.

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“Effective Date” shall mean the “Effective Date” first written above.

“Event of Default” shall have the meaning assigned to such term in Section 6.

“GAAP” shall mean generally accepted accounting principles in the United States, consistently applied.

“GlassBridge” shall mean GlassBridge Enterprises, Inc., a Delaware corporation.

“Governmental Approvals” shall mean (a) any authorizations, consents, approvals, licenses, rulings, permits, tariffs, rates, certifications, filings, registrations, variances, orders, judgments, decrees by or with a relevant Governmental Authority and (b) any required notice to, any declaration of or with, or any registration by or with, any relevant Governmental Authority.

“Governmental Authority” shall mean any national, state, municipal, territorial, or local government, any political subdivision thereof or any other governmental department, commission, board, judicial, public, regulatory or statutory instrumentality, authority, body, agency, bureau or entity, any of which has the authority to bind a party at law or having jurisdiction over the Borrower, the Athlete Fund or GlassBridge.

“Indebtedness” of any Person shall mean (a) indebtedness created, issued or incurred by such Person for borrowed money (whether by loan or the issuance and sale of debt securities or the sale of property of such Person to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property of such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price for any property of such Person; (c) any indebtedness of others secured by a Lien or other encumbrance on any property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) all obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person (whether contingent or otherwise); (e) obligations of such Person in respect of surety bonds or similar instruments (whether contingent or otherwise); (f) obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) any property of such Person to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under generally accepted accounting principles applied on a consistent basis (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board); and (g) indebtedness of others as described in clauses (a) through (f) above in any manner guaranteed by such Person or as to which such Person has an obligation substantially the economic equivalent of a guarantee.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended.

“Lien” shall mean any lien, mortgage, security interest, collateral assignment, pledge, assignment, charge, title retention agreement, or encumbrance of any kind, and any other right of or arrangement with any creditor (whether based on common law, constitutional provision, statute or contract) to have its claim satisfied before the claims of general creditors of the owner of the property or assets out of any property or assets, or their proceeds.

“Loan” shall mean the loan made to the Borrower by the Lender evidenced by this Note.

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“Material Adverse Effect” shall mean any event, condition or occurrence of whatever nature that would result in a material adverse change in (a) the business, results of operations, condition or financial condition of the Borrower, (b) the ability of the Borrower to perform its obligations under the Basic Documents or Athlete Fund Documents to which it is a party, (c) the value of the Collateral, or (d) the validity, priority and enforceability of the Lender’s Liens on the Collateral.

“Maturity Date” shall mean the date that is eighteen (18) months after the Borrowing Date.

“Obligations” shall mean, collectively, the Loan, and all present and future Indebtedness, liabilities, and obligations (including, without limitation, indemnities), and all renewals, increases and extensions thereof, or any part thereof, now or in the future owed to Lender by Borrower under this Note or any other Basic Document, together with all interest accruing thereon (including interest accruing thereon during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding under any Debtor Relief Law, regardless of whether allowed or allowable in such proceeding), reasonable fees, costs and expenses (including, without limitation, all reasonable and documented attorneys’ fees and out-of-pocket expenses incurred in the enforcement or collection thereof) payable under the Basic Documents or in connection with the protection of rights or exercise of remedies under the Basic Documents, in each case, whether direct or indirect, absolute or contingent, now or hereafter existing or arising, or due or to become due.

“Obligors” shall mean the Borrower, GlassBridge and the Athlete Fund.

“OFAC” shall mean the United States Department of Treasury Office of Foreign Assets Control.

“OFAC Laws” shall mean any laws, regulations, and Executive Orders relating to the economic sanctions programs administered by OFAC, including the International Emergency Economic Powers Act, 50 U.S.C. sections 1701 et seq.; the Trading with the Enemy Act, 50 App. U.S.C. sections 1 et seq.; and the Office of Foreign Assets Control, Department of the Treasury Regulations, 31 C.F.R. Parts 500 et seq. (implementing the economic sanctions programs administered by OFAC).

“OFAC SDN List” shall mean the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC.

“OFAC Violation” has the meaning assigned to such term in Section 5(t)(v).

“Parent Pledge Agreement” shall mean that certain Pledge Agreement (Parent) by GlassBridge in favor of the Lender, dated as of the date hereof.

“Permitted Indebtedness” shall mean (a) the Loan and other Indebtedness under the Basic Documents; and (b) trade payables or other similar Indebtedness incurred in the ordinary course of business.

“Permitted Liens” shall mean (a) any Liens created pursuant to the Basic Documents or the Athlete Fund Documents; and (b) Liens imposed by law for taxes that are not yet due or that are being contested in good faith by the Borrower and for which adequate reserves have been set aside therefor or that are secured by a bond reasonably acceptable to the Lender.

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“Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, trust, unincorporated organization or government (or any agency, instrumentality or political subdivision thereof).

“PIK Interest” has the meaning assigned to such term in Section 2.2(b).

“PJW Ltd.” shall mean PJW Ltd., a Cayman exempted company limited by shares under the Companies Law (2018 Revision) (as amended) of the Cayman Islands.

“PJW Swap Termination Notice” has the meaning assigned to such term in Section 2.5(c).

“PJW Swap Transaction” has the meaning assigned to such term in Section 2.5(c).

“Pledge Agreement Collateral” shall mean all of the Collateral, as defined in the Parent Pledge Agreement.

“Pledged Equity Interests” shall mean all of the issued and outstanding membership interests of GlassBridge in the Borrower.

“Principal Amount” shall mean the outstanding principal amount of this Note at any time, which shall include any PIK Interest as provided herein.

“Principal and Interest Payment Date” shall mean each of the dates specified in Schedule 1, which shall be the quarterly anniversary dates of the Borrowing Date. The Lender shall complete Schedule 1 after receiving the Borrowing Notice and disbursing the Loan, which Schedule 1 shall be deemed final and conclusive absent manifest error.

“Secured Party” shall mean ORIX PTP Holdings, LLC, a Delaware limited liability company, in its capacity as the secured party under the Security Agreements.

“Security Agreement” shall mean that certain Security Agreement by Borrower in favor of the Lender, dated as of the date hereof.

“Security Agreement Collateral” shall mean all of the Collateral, as defined in the Security Agreement.

“Security Agreements” shall mean (i) the Parent Pledge Agreement and (ii) the Security Agreement.

“Swap Documents” shall mean (i) each of the agreements executed and delivered with respect to the transaction (or series of transactions) involving Athlete Company and the Athlete Fund and related to the earnings of Athlete as described on Schedule 3 (as such Schedule may be subject to change pursuant to Section 5(s)), (ii) any Custodial Agreement, and (iii) any Administrative Services Agreement.

“Swap Transaction” shall mean the transaction (or series of transactions) contemplated by the Swap Documents.

“Then Outstanding Amount” shall mean (i) the outstanding Principal Amount plus (ii) the then accrued but unpaid interest on the Loan plus (iii) any other amount that may be owing and due on the Loan or this Note as provided herein, all as of the applicable determination date.

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“Transfer” shall mean any transfer, sale, lease, assignment, option, grant or similar arrangement, whether effected directly or indirectly.

“USA Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, Public Law 107-56 (October 26, 2001), as amended.

1.2 Certain Rules of Interpretation.

In this Note, unless otherwise indicated, the singular includes the plural and the plural the singular; words importing any gender include the other gender; references to statutes or regulations are to be construed as including all statutory or regulatory provisions consolidating, amending or replacing the statute or regulation referred to; references to “writing” include printing, typing, lithography and other means of reproducing words in a tangible visible form; the words “including,” “includes” and “include” shall be deemed to be followed in each instance by the words “without limitation”; references to articles, sections (or subdivisions of sections), exhibits, annexes or schedules are to this Note; references to agreements and other contractual instruments shall be deemed to include all subsequent amendments, extensions and other modifications to such agreements or instruments (without, however, limiting any prohibition on any such amendments, extensions and other modifications by the terms of this Note); and references to Persons include their respective successors and permitted assigns and, in the case of any government authorities, Persons succeeding to their respective functions and capacities.

2. Loan.

(a) Loan Disbursement. Subject to the satisfaction or waiver of the conditions precedent set forth in Section 3 and the delivery by Borrower to Lender of a Borrowing Notice in accordance with Section 2.4, the Lender shall disburse sixteen million Dollars ($16,000,000) to Borrower. The date such funds are disbursed is referred to herein as the “Borrowing Date.” Notwithstanding any other provision of this Note to the contrary, the parties hereby agree that in the event that the conditions precedent set forth in Section 3 are not satisfied or waived on or before March 24, 2020, (i) this Note shall automatically terminate in all respects (without any further action on the part of any party hereto) and shall be of no further force and effect except as set forth in this Note, (ii) any requirement for notice with respect to the termination of the Note is hereby waived, and (iii) the Lender shall be under no obligation to disburse or otherwise provide funds to the Borrower pursuant to this Note or the other Basic Documents.

(b) Reborrowings. Amounts repaid under this Note, whether before, on or after their scheduled due date, may not be reborrowed.

2.2 Interest.

(a) The Borrower shall pay to the Lender interest on the then outstanding Principal Amount until the Maturity Date, at a rate per annum equal to five percent (5.0%). Interest with respect to the Loan shall be payable on the basis of a year of 360 days for the actual number of days elapsed. Following the occurrence of and during the continuance of any Event of Default, the interest payable by the Borrower on the Then Outstanding Amount of the Loan will be equal to the Default Rate.

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(b) All interest accrued pursuant to Section 2.2(a) shall be due and payable to the Lender: (i) on each Principal and Interest Payment Date and (ii) on the Maturity Date. Notwithstanding the foregoing, the Borrower shall pay interest in kind (“PIK Interest”) on each Principal and Interest Payment Date. PIK Interest shall be calculated at a rate per annum equal to five percent (5.0%) and shall be paid-in-kind by being capitalized and added to the Principal Amount, effective as of such Principal and Interest Payment Date, and shall thereafter accrue interest until repaid at the same rate as the Principal Amount.

2.3 Maturity Date. Except as otherwise provided herein, the Then Outstanding Amount of the Loan shall be due and payable on the Maturity Date and shall accrue interest as set forth in this Note.

2.4 Borrowing Notice. To request the disbursement of sixteen million Dollars ($16,000,000) by the Lender, the Borrower shall submit a completed Borrowing Notice and all documents required as conditions precedent pursuant to Section 3 by 12:00 noon New York time at least two (2) Business Days prior to the requested date of borrowing of the Loan (which date shall be a Business Day), unless a shorter period is otherwise agreed to by the Lender.

2.5 Principal.

(a) Periodic Payments. On each Principal and Interest Payment Date, the Borrower shall pay to the Lender, until the Loan is fully repaid, all proceeds of any payments received by the Borrower from the Fund in connection with the Athlete Fund Interests, after taking into account payments of interest under Section 2.2(a); provided, however, that the final principal repayment installment of the Loan shall be repaid on the Maturity Date and in any event shall be in an amount equal to the aggregate Then Outstanding Amount of the Loan on such date.

(b) Prepayments. The Borrower shall have the right to make optional prepayments of the outstanding principal of the Loan at any time and in any amount to the Lender. The Borrower shall give the Lender notice of any such optional prepayment by 12:00 noon New York time on the Business Day prior to the date of such proposed prepayment (which date shall be a Business Day); provided, that the date specified in such notice as the prepayment date shall be a Principal and Interest Payment Date. Prepayments made pursuant to this Section 2.5(b) shall be applied first to the accrued and unpaid interest of the Loan and second to the principal of the Loan.

(c) Termination of PJW Swap Transaction. In order to ensure that funds will be available for Borrower to repay the Loan in full at the Maturity Date (or earlier, following the occurrence of an Event of Default (including any applicable notice and cure periods associated therewith)), GlassBridge shall cause the Athlete Fund to terminate the transaction under the Swap Documents entered into between PJW Ltd. (as the Athlete Company) and the Athlete Fund (the “PJW Swap Transaction”), on or before the date that is the earlier of (i) ten (10) Business Days prior to the Maturity Date and (ii) the occurrence of an Event of Default. In furtherance thereof, (i) on or before the date that is ten (10) Business Days prior to the Maturity Date and (ii) promptly (but no later than one Business Day) following the occurrence of an Event of Default (including any applicable notice and cure periods associated therewith), GlassBridge shall cause the Athlete Fund (or the general partner of the Athlete Fund) to send an irrevocable written notice of termination to PJW Ltd. in accordance with that certain letter agreement, dated February 26, 2020, between PJW Ltd. and GlassBridge (the “PJW Swap Termination Notice”), effective on a date no later than the Business Day preceding the Maturity Date (or effective immediately in the case of the occurrence of an Event of Default); and GlassBridge shall cause the Athlete Fund (or the general partner of the Athlete Fund) to send a copy of the PJW Swap Termination Notice simultaneously to the Lender. In the event that the Athlete Fund (or the general partner of the Athlete Fund) fails to send the irrevocable PJW Swap Termination Notice to PJW Ltd. (i) on or before the date that is ten (10) Business Days prior to the Maturity Date or (ii) promptly (but no later than one Business Day) following the occurrence of an Event of Default (including any applicable notice and cure periods associated therewith), GlassBridge and the general partner of the Athlete Fund hereby authorize the Lender, for and on behalf of such general partner, to send a written notice of termination of the PJW Swap Transaction to PJW Ltd. on behalf of the Athlete Fund (or the general partner of the Athlete Fund), effective on a date no later than the Business Day preceding the Maturity Date (or effective immediately in the case of the occurrence of an Event of Default).

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2.6 Payment Mechanics.

(a) Manner of Payments. All payments of interest and principal shall be made in lawful money of the United States of America no later than 4:00 PM on the date on which such payment is due by wire transfer of immediately available funds to the Lender’s account at a bank specified by the Lender in writing to the Borrower from time to time.

(b) Application of Payments. All payments made hereunder shall be applied first, to accrued and unpaid interest with respect to the Loan, and second, to the outstanding Principal Amount of the Loan in the inverse order of maturity.

(c) Scheduling of Payments. The Borrower authorizes the Lender to record the date and amount of the Loan made by the Lender and of each repayment or prepayment of principal thereunder, and the Borrower agrees that all such notations shall constitute prima facie evidence of the matters noted in the absence of manifest error. No failure to make any such notations, nor any errors in making any such notations, shall affect the validity of the Obligations.

3. Conditions Precedent. The obligation of the Lender to make the disbursement of the Loan under this Note is subject to the satisfaction by the Borrower, or waiver by the Lender, of each of the following conditions precedent on or before the Borrowing Date, and in the case of any documents, schedules or certificates described below, delivery in form and substance reasonably satisfactory to the Lender:

(a) receipt by the Lender of a Borrowing Notice, which shall be duly authorized, executed and delivered by the Borrower, in accordance with Section 2.4;

(b) receipt by the Lender of certificates signed by authorized officers of each Obligor, attaching the certificates of formation, other organizational documents, good standing certificates and incumbency certificates, each as in effect on the Effective Date and the Borrowing Date, and resolutions regarding the authorization, execution and delivery of each Basic Document, Athlete Fund Document and Swap Document to which such Person is a party;

(c) receipt by the Lender of (i) the Basic Documents, (ii) executed copies of each Athlete Fund Document and Swap Document, each certified by the Obligor party thereto as true, correct and complete in all material respects and in form and substance reasonably satisfactory to the Lender, (iii) an executed copy of the contract dated as of July 3, 2019 between Paul Jamaine (P.J.) Washington Jr. and Hornets Basketball, LLC, a member of the National Basketball Association (“PJW Player Contract”), as received by the Borrower, and (iv) the organizational documents of the Athlete Company;

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(d) each Basic Document, Athlete Fund Document and Swap Document delivered to the Lender pursuant to Section 3(c) to which any Obligor is a party shall be in full force and effect, shall not have been amended, modified or supplemented from the agreements delivered to the Lender pursuant to Section 3(c) (or if amended, modified or supplemented, such amendment, modification or supplement shall have been consented to in writing by the Lender, in its sole discretion) and shall constitute a legally valid and binding obligation of such Obligor, enforceable against such Obligor in accordance with its respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors’ rights generally and the application of general principles of equity;

(e) each representation and warranty set forth in Section 4 shall be true and correct in all respects as of the Effective Date and the Borrowing Date (or if such representation and warranty relates solely to an earlier date, as of such date);

(f) creation and perfection of all security interests in, pledges of and Liens with respect to the Collateral required to be delivered as of the Effective Date, which shall have attached and shall constitute valid and enforceable first-priority Liens on the Collateral (subject to Permitted Liens);

(g) receipt by the Lender of evidence reasonably satisfactory to it that all financing statements and other instruments or documents necessary to be filed in accordance with the Security Agreements have been filed or will be filed in connection with the funding of the Loan;

(h) in order for Lender to comply with the requirements under Title III of the USA Patriot Act, each Person that shall become an Obligor as of the Effective Date shall provide to the Lender certain information or supporting documentation (collectively, “Documentation”) requested by the Lender as of the Effective Date. Lender shall, as required by the USA Patriot Act, verify and record any Documentation provided by such Obligor to validate such Obligor’s identity. Documentation that may be requested from such Obligor may include, but is not limited to, a Federal Employer Identification Number (FEIN), a certificate of good standing to validate such Obligor’s corporate existence, a certificate of incumbency to authenticate the management of such Obligor, and other government issued certified documents to validate such Obligor’s authorization to conduct business, and all such Documentation shall be true and correct on the Borrowing Date; and

(i) no Default or Event of Default has occurred and is continuing.

4. Representations.

The Borrower and GlassBridge (for itself and on behalf of the Athlete Fund) jointly and severally represent and warrant to the Lender as of the date hereof that:

(a) Each of the Borrower, GlassBridge and the Athlete Fund is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to carry on its business as now conducted. It has all requisite power and authority to (i) execute and deliver each Basic Document, Athlete Fund Document and Swap Document to which it is a party, (ii) grant to the Secured Party a first-priority security interest in the Collateral (subject to the Permitted Liens), and (iii) perform all of its obligations under each Basic Document, Athlete Fund Document and Swap Document to which it is a party.

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(b) The execution and delivery by each of the Borrower, GlassBridge and the Athlete Fund of each Basic Document, Athlete Fund Document and Swap Document to which such Person is a party and the performance by such Person of all of its obligations thereunder: (i) will not violate or be in conflict with any term or provision of (A) any applicable law (including any applicable usury or similar laws), or (B) any judgment, order, writ, injunction, decree or consent of any court or other judicial authority applicable to such Person or its property; (ii) will not violate, be in conflict or inconsistent with, result in a breach of, or constitute a default (with or without the giving of notice or the passage of time or both) under, any term or provision of any document, agreement or instrument to which such Person is a party; and (iii) except as specifically contemplated by the Basic Documents, the Athlete Fund Documents or the Swap Documents, will not result in the creation or imposition of any Lien upon any of the assets and properties of the Borrower or any other Obligor.

(c) Each of the Basic Documents, the Athlete Fund Documents and the Swap Documents to which the Borrower, GlassBridge and the Athlete Fund is a party constitutes a legal, valid and binding obligation of such Person, enforceable against it in accordance with its respective terms and provisions, except as such enforceability may be affected by applicable bankruptcy, insolvency, moratorium or other similar laws affecting creditors rights generally and the application of general principles of equity. Each such Basic Document, Athlete Fund Document and Swap Document has been duly authorized, executed and delivered by the Borrower, GlassBridge and the Athlete Fund and to the best of the knowledge of the Borrower and GlassBridge after due inquiry, each other party who is a signatory thereto.

(d) No consent, approval or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person is required for the due and valid execution, delivery and performance by the Borrower of the Basic Documents, the Athlete Fund Documents and the Swap Documents to which it is a party, other than those consents, approvals or authorizations of, or registrations, declarations or filings with, such Governmental Authorities or such other Persons that have been made or obtained (i) on or prior to the Effective Date, (ii) or with respect to the disbursement of the Loan, on or prior to the Borrowing Date, or that is not required on or prior to the Effective Date or, as applicable, the Borrowing Date.

(e) There are no actions, suits, proceedings or investigations by or before any arbitrator or Governmental Authority now pending against or, to the knowledge of the Borrower and GlassBridge, threatened against or affecting the Borrower or the Athlete Fund that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Neither the Borrower nor the Athlete Fund is in default with respect to any judgment, order, writ, injunction, decree or consent of any court or other judicial authority applicable to it or its property that would result in a Material Adverse Effect on the ability of the Borrower or the Athlete Fund to comply with its obligations under the Basic Documents and the Athlete Fund Documents to which such Person is a party.

(f) The Borrower has filed, or has caused to be filed on behalf of itself, all federal, state and local tax returns that it is required to file, and has paid, or has caused to be paid, all taxes that it is required to pay to the extent due or, to the extent not so paid, has established adequate reserves for the payment thereof as required by GAAP.

(g) Neither the Borrower nor the Athlete Fund has conducted any business other than (i) the business contemplated by the Basic Documents, the Athlete Fund Documents and the Swap Documents, (ii) the entrance into and performance of its obligations under this Note and (iii) the performance of the activities contemplated by Section 5(a). Neither the Borrower nor the Athlete Fund has any Indebtedness other than Permitted Indebtedness. All material liabilities and assets of the Borrower and the Athlete Fund are set forth on Schedule 2 and neither the Borrower nor the Athlete Fund is a party to nor bound by any material contract other than the Basic Documents, the Athlete Fund Documents and the Swap Documents.

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(h) The Borrower has good title to all of its personal property and assets except to the extent there would be no Material Adverse Effect on the Borrower’s ability to comply with the Obligations, and none of its assets or properties is subject to any Liens or other encumbrances, other than Permitted Liens.

(i) All of the Athlete Fund Documents and the Swap Documents set forth on Schedule 3 will be in effect prior to the Borrowing Date and there are no other agreements, arrangements or understanding with respect to the transaction (or series of transactions) involving PJW Ltd. and the Athlete Fund and related to the earnings of the applicable Athlete. True, correct and complete copies of the final documents of each of (i) the PJW Player Contract, as received by the Borrower, (ii) the organizational documents of the Athlete Company, (iii) the Athlete Fund Documents, and (iv) the Swap Documents have been furnished to the Lender for review and in the cases of all documents specified in foregoing clauses (ii) – (iv) inclusive are attached as Annex 1 hereto. To the knowledge of the Borrower and GlassBridge, without any independent investigation, no rights or interests in the PJW Player Contract have been granted or assigned to any Person other than the Athlete Fund.

(j) Each of the Borrower and the Athlete Fund is in compliance with all applicable laws, except to the extent that any non-compliance would not result in a Material Adverse Effect.

(k) Neither the Borrower nor the Athlete Fund is subject to regulation under the Employee Retirement Income Security Act of 1974, as amended.

(l) The Borrower is not an investment company or a company controlled by an investment company within the meaning of the Investment Company Act.

(m) To the knowledge of the Borrower and GlassBridge after due inquiry, neither the Borrower nor GlassBridge has provided to the Lender any information in the documents set forth on Schedule 4 in respect of this Note or any other Basic Document, the Athlete Fund Documents or the Swap Documents which contains a material misstatement of fact or that omits to state any material fact necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, in each case when such information is taken as a whole; provided, that with respect to projected financial information (the “Projections”), the Borrower and GlassBridge represent and warrant only that such information was prepared in good faith based upon reasonable assumptions at the time the Projections were prepared and delivered to the Lender and the Projections are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from such Projections.

(n) Neither the Borrower nor GlassBridge: (i) has admitted in writing its inability to pay its debts as its debts become due; (ii) has made an assignment for the benefit of creditors, or petitioned or applied to any tribunal for the appointment of a custodian, receiver or trustee for its or a substantial part of its assets; (iii) has commenced any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation; (iv) has had any such petition filed, or any such proceeding commenced against it, in which an adjudication is made or order for relief is entered or which remains undismissed for a period of sixty (60) days; (v) has had a receiver, custodian or trustee appointed for all or a substantial part of its property; or (vi) has taken any action effectuating, approving or consenting to any of the events described in clauses (i) through (v) above.

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(o) The Borrower is a direct, wholly-owned subsidiary of GlassBridge. The Borrower has no equity interests in any Person other than the Athlete Fund Interests.

(p) No Default or Event of Default has occurred and is continuing.

(q) The representations and warranties of the Borrower and the Athlete Fund contained in the Basic Documents, the Athlete Fund Documents and the Swap Documents to which each such Person is a party other than this Note are, as of the time made or deemed made thereunder, true and correct in all material respects.

(r) No event, condition or occurrence of whatever nature has occurred that would constitute a Material Adverse Effect.

(s) Neither Borrower, nor, to the knowledge of the Borrower and GlassBridge after due inquiry, any persons or entities holding any legal or beneficial interest whatsoever in Borrower (whether directly or indirectly) (i) appear on the OFAC SDN List; (ii) are included in, owned by, controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind to, or otherwise associated with any of the persons or entities referred to or described in the OFAC SDN List; or (iii) have conducted business with or engaged in any transaction with any person or entity named on any of the OFAC SDN List or any person or entity included in, owned by, controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind to, or otherwise associated with any of the persons or entities referred to or described in the OFAC SDN List.

5. Covenants. The Borrower and GlassBridge hereby jointly and severally covenant and agree that until the repayment in full of the Loan and any other amounts owing hereunder other than indemnities, the Borrower and GlassBridge shall (or shall cause their respective Affiliates or another Person to), unless the Lender waives such compliance in writing, perform all of the covenants set forth in this Section 5:

(a) Use of Proceeds. The Borrower shall use the proceeds of the Loan, together with a $1.8 million capital contribution made by GlassBridge to Borrower, to purchase the Athlete Fund Interests, and not for any other purpose.

(b) Additional Information. The Borrower and GlassBridge shall promptly provide such information regarding the Swap Transaction, and the financial affairs of the Borrower or the Athlete Fund as shall be reasonably requested by the Lender; provided, that if any such requested information is not in the possession of the Borrower or GlassBridge, such Person shall only be obligated to use commercially reasonable efforts to obtain such requested information from third parties.

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(c) Books and Records. The Borrower and GlassBridge shall keep and maintain the books of account and the financial records for the Borrower and the Athlete Fund at its address identified on the signature pages to this Note in accordance with GAAP. The Lender shall have the right, upon reasonable advance notice to the Borrower or GlassBridge and at reasonable times during usual business hours, to audit, examine and make copies of the books of account and other records of the Borrower and the Athlete Fund as applicable, and to discuss the financial condition and business of the Borrower or the Athlete Fund with its respective authorized representatives. The Lender may exercise such rights through any employee of the Lender or through any independent public accountant, legal counsel, or any other consultant acting on behalf of the Lender; provided, that such Persons shall agree and comply with the confidentiality obligations set forth in Section 11(i).

(d) Indebtedness. The Borrower shall not incur, nor shall the Borrower or GlassBridge (x) take any action or (y) fail to take any action within its control, to cause the Athlete Fund to incur, any Indebtedness except for Permitted Indebtedness. For the avoidance of doubt, notwithstanding anything to the contrary herein, nothing herein shall restrict capital raising activities by GlassBridge or any other Person, on behalf of the Athlete Fund. Such activities may include seeking equity investors to enable the Athlete Fund to engage in additional swap transactions involving professional athletes other than the Athlete.

(e) Liens. Borrower shall not, nor shall Borrower or GlassBridge cause or take any action to cause the Athlete Fund to, incur, create, assume or suffer to exist any Liens or other encumbrances (except for Permitted Liens) upon (i) the Athlete Fund Interests or any Swap Document or (ii) any of its other properties or assets that, in the case of the foregoing clause (ii), could reasonably be expected to have a Material Adverse Effect.

(f) Existence; Purpose. Except as otherwise expressly permitted under this Note or the other Basic Documents, (i) the Borrower shall maintain and preserve Borrower’s existence as a Delaware limited liability company, (ii) GlassBridge shall not (x) take any action or (y) fail to take any action within its control, that causes the Athlete Fund to fail to maintain and preserve its existence as a Cayman exempted limited partnership under the Cayman ELP Law, (iii) the Borrower shall engage only in the business of the purchasing, financing and/or ownership of the Athlete Fund Interests, and (iv) GlassBridge shall not (x) take any action or (y) fail to take any action within its control, that causes the Athlete Fund to fail to engage only in the business of the operation of the Swap Transaction and similar transactions involving other professional athletes.

(g) Contractual Obligations. (i) the Borrower shall perform, and the Borrower and GlassBridge shall not (x) take any action or (y) fail to take any action within its control, that causes the Athlete Fund to fail to perform, all of its respective material contractual obligations under the Swap Documents and the Athlete Fund Documents and (ii) the Borrower shall maintain and preserve, and the Borrower and GlassBridge not (x) take any action or (y) fail to take any action within its control, that causes the Athlete Fund to fail to maintain and preserve, all of the Athlete Fund’s material rights under the Swap Documents and the Athlete Fund Documents. The Borrower and GlassBridge shall not take any action or fail to take any action that causes the Athlete Fund to fail to pay and perform all of its respective material contractual obligations.

(h) No Amendments or Waivers to Material Agreements. The Borrower shall not, and the Borrower and GlassBridge shall not take any action to, without the prior written consent of the Lender, (i) enter into any new Athlete Fund Document (including any agreement with a limited partner in the Athlete Fund, including by way of a supplement to the Memorandum) or new Swap Document (including any agreement with a new Athlete or Athlete Company), (ii) cancel or terminate, or accept or consent to a cancellation or termination of, any Athlete Fund Document or Swap Document to which it is a party, (iii) amend, supplement or modify in any respect, or enter into any amendment, supplement or modification to, any Athlete Fund Document or Swap Document to which it is a party, or (iv) waive or consent to (x) any violation or breach of any provision of any Athlete Fund Document or Swap Document to which it is a party or (y) any default or event of default under any Athlete Fund Document or Swap Document to which it is a party. The Borrower and GlassBridge shall provide the Lender promptly after execution thereof by the Borrower or the Athlete Fund, as applicable, with copies of each Athlete Fund Document or Swap Document and any amendment or other modification or waiver of compliance with any Athlete Fund Document or Swap Document.

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(i) Compliance with Laws. The Borrower shall, and the Borrower and GlassBridge shall not (x) take any action or (y) fail to take any action within its control, that causes the Athlete Fund to fail to comply with (i) all laws and regulations applicable to the Borrower and the Athlete Fund (including compliance with the Securities Act of 1933, as amended, the Investment Company Act, the Investment Advisers Act of 1940, as amended, the applicable rules of the Commodity Futures Trading Commission and the National Futures Association, and the safe harbor from registration as a broker-dealer for associated persons of a private fund under Rule 3a4-1 of the Securities Exchange Act of 1934, as amended) and (ii) all permits applicable to the Borrower and the Athlete Fund (including, if required, the appropriate notice of exemption from registration as a commodity pool operator with the National Futures Association), unless, in any case, (i) or (ii), the failure to do so would not reasonably be expected to have a Material Adverse Effect. The Borrower and GlassBridge shall not (x) take any action or (y) fail to take any action within its control, that causes the Athlete Fund to fail to obtain and maintain any permit reasonably necessary for the Swap Transaction.

(j) Liquidation; Dissolution. The Borrower shall not, and the Borrower and GlassBridge shall not (x) take any action or (y) fail to take any action within its control, that causes the Athlete Fund to, liquidate or dissolve, or combine, merge or consolidate with or into any other entity.

(k) Transfer of Membership Interests. The Borrower and GlassBridge shall not cause, make, suffer to exist, permit or consent to any creation, sale, assignment or transfer of (i) any direct ownership interests of GlassBridge in the Borrower; or (ii) any direct or indirect ownership interests of the Borrower or GlassBridge in the Athlete Fund, except, in each case, with the Lender’s prior written consent; provided, however, that solely with respect to the assignment or transfer set forth in sub-clause (ii) above, no consent of the Lender shall be required for transfers of interests in the Athlete Fund if the Loan (including all principal and interests) has been repaid in full.

(l) Organizational Changes. The Borrower shall not, nor shall the Borrower and GlassBridge take any action to cause the Athlete Fund to, (i) amend, alter or repeal any provision of its organizational documents, (ii) change its company structure or its jurisdiction of organization, nor (iii) change its fiscal year, in each case, without the Lender’s prior written consent, such consent not to be unreasonably withheld or delayed.

(m) Notice Requirements. The Borrower and GlassBridge shall promptly, upon acquiring knowledge or notice or giving notice, as the case may be, give written notice (and deliver the documents or reports, as applicable, that are the subject of such notices) to the Lender of:

(i) any litigation, investigation or proceeding pending or, to the knowledge of the Borrower and GlassBridge, threatened against the Borrower or the Athlete Fund;

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(ii) any notice of a material violation of any law by the Borrower or the Athlete Fund for which Loan have been made;

(iii) any Default or Event of Default;

(iv) any notice of default or claim of force majeure under any Swap Documents or any Athlete Fund Documents;

(v) any other event, condition or occurrence that would reasonably be likely to result in a Material Adverse Effect;

(vi) any material adverse change, or any event or circumstance that would reasonably be likely to change the status of the Swap Transaction; and

(vii) any change in the name of the Borrower or the Athlete Fund.

(n) Investments; Sale of Assets. Other than as permitted under Section 5(r), the Borrower shall not, without the prior written consent of the Lender, (i) make an investment in any of its Affiliates, (ii) transfer, sell, lease or assign any of its property to any of its Affiliates, or (iii) enter into any contract or agreement under which it incurs liabilities to any of its Affiliates, except administrative services agreements or other similar types of agreements entered into in the ordinary course of business and upon fair and reasonable terms no less favorable to the Borrower than it would obtain in a comparable arm’s length transaction with a party not an Affiliate of the Borrower. Additionally, Borrower and GlassBridge shall, within two (2) Business Days after occurrence, give Lender notice of any transactions of Borrower or the Athlete Fund with any Affiliate of the Borrower or GlassBridge and copies of all relevant documents in connection therewith.

(o) Annual Financial Statements. The Borrower and GlassBridge shall provide to the Lender as soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, GlassBridge and their respective subsidiaries, the audited balance sheet and related consolidated statements of income, operations and cash flows of the Borrower, GlassBridge and their respective subsidiaries, as of the end of and for such year, setting forth in each case in comparative form of the figures for the previous fiscal year, all reported on by an independent public accountant of recognized national standing (in respect of all time periods subsequent to the year ending December 31, 2019, without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of income, operations and cash flows of the Borrower, GlassBridge and their respective subsidiaries, in accordance with GAAP consistently applied.

(p) Quarterly Financial Statements. The Borrower and GlassBridge shall provide to the Lender as soon as available and in any event within 45 days after the end of each of the first three quarterly fiscal periods of each fiscal year of the Borrower, unaudited consolidated statements of income, operations and cash flows of the Borrower, GlassBridge and their respective subsidiaries, for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated balance sheet at the end of such period, setting forth in each case in comparative form the corresponding figures for the corresponding period in the preceding fiscal year accompanied by a certificate of an authorized officer of the Borrower and GlassBridge, respectively, which certificate shall state that such financial condition and results of income, operations and cash flows of the Borrower, GlassBridge and their respective subsidiaries, were prepared in accordance with GAAP, consistently applied, as at the end of and for such period (subject to normal year-end audit adjustments). In addition, the Borrower and GlassBridge shall monitor on a quarterly basis their compliance with respect to maintaining an exclusion from the status of an “investment company” required to be registered under the Investment Company Act, and shall provide to the Lender as soon as available and in any event within 15 days after the end of each quarterly fiscal period of each fiscal year, a compliance summary report with respect to compliance with the requirements for maintaining such exclusion under the Investment Company Act.

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(q) Taxes. The Borrower shall pay, and the Borrower and GlassBridge shall not (x) take any action or (y) fail to take any action within its control, that causes the Athlete Fund to fail to pay, all taxes that such Person is required to pay to the extent due; provided, however, that the Borrower and the Athlete Fund, as applicable, shall not be obligated to pay such taxes to the extent any of them is contesting the validity or amount of any such tax by appropriate proceedings as long as such Person has established adequate reserves for the payment thereof as and to the extent required by GAAP.

(r) Fund Interests. The Borrower shall not Transfer any Athlete Fund Interests or any of its rights or interests in or under any Swap Documents to any Person, other than: (i) to the Secured Party pursuant to the Security Agreements, or (ii) to a third party, but only upon the prepayment in full of the Loan, except, in each case, with the Lender’s prior written consent. The Borrower shall not, and the Borrower and GlassBridge shall not (x) take any action or (y) fail to take any action within its control, that causes the Athlete Fund to, take any actions or fail to take any action that would reasonably be likely to reduce the value or marketability of the Athlete Fund Interests or the Collateral or that could materially impair the Lien of the Security Agreements.

(s) Additional Swap Transactions. The parties hereto acknowledge and agree that the sole Swap Transaction entered into on or prior to the Borrowing Date is the transaction under the Swap Documents entered into between PJW Ltd. (as the Athlete Company) and the Athlete Fund, as reflected on Schedule 3. The Borrower may request the addition of any one or more Athlete Company and corresponding Swap Transaction, in all instances subject to the prior written approval of the Lender, and upon such approval and the receipt by Lender of executed copies of the corresponding Swap Documents, Lender shall update Schedule 3 to reflect the addition of such Athlete Company and corresponding Swap Documents. In addition, GlassBridge shall cause the books and records of the Athlete Fund to reflect such changes, as applicable.

(t) Compliance with Anti-Money Laundering and OFAC Laws.

(i) Borrower shall comply at all times with the requirements of all Anti-Money Laundering Laws.

(ii) Borrower shall provide Lender any information regarding Borrower, its Affiliates, and its Subsidiaries necessary for Lender to comply with all Anti-Money Laundering Laws.

(iii) Borrower shall comply at all times with the requirements of all OFAC Laws.

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(iv) Borrower shall not, and shall cause its Affiliates and Subsidiaries and any persons or entities holding any legal or beneficial interest whatsoever therein (whether directly or indirectly) not to, conduct business with or engage in any transaction with any person or entity named in the OFAC SDN List or any person or entity included in, owned by, controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind to, or otherwise associated with any of the persons or entities referred to or described in the OFAC SDN List.

(v) If Borrower obtains actual knowledge or receives any written notice that Borrower, any Affiliate, Subsidiary or any person or entity holding any legal or beneficial interest whatsoever therein (whether directly or indirectly) is named on the OFAC SDN List (such occurrence, an “OFAC Violation”), Borrower shall immediately (i) give written notice to the Lender of such OFAC Violation, and (ii) comply with all applicable laws with respect to such OFAC Violation (regardless of whether the party included on the OFAC SDN List is located within the jurisdiction of the United States of America), including the OFAC Laws, and Borrower hereby authorizes and consents to the Lender’s taking any and all steps Lender deems necessary, in its sole discretion, to comply with all applicable laws with respect to any such OFAC Violation, including the requirements of the OFAC Laws (including the “freezing” and/or “blocking” of assets and reporting such action to OFAC). Upon Lender’s request from time to time, Borrower shall deliver a certification confirming its compliance with the covenants set forth in this Section (v).

(u) Post-Closing Obligations. It shall deliver the items listed on Schedule 5 by the dates set forth therein, each duly executed and delivered by the parties thereto and in form and substance reasonably satisfactory to the Lender. The parties acknowledge that the failure of the Borrower or GlassBridge, as the case may be, to deliver any item listed on Schedule 5 shall not, in and of itself, constitute a Material Adverse Effect.

6. Events of Default. The occurrence of any of the following events, conditions or circumstances shall constitute an event of default under this Note (each, an “Event of Default”):

(a) The Borrower shall fail to pay (i) any principal amount of the Loan made under this Note within five (5) Business Days after the date on which such interest or fee becomes due and payable under this Note (it being understood and agreed that the Borrower shall pay the PIK Interest as provided in Section 2.2(b)); (ii) any interest accrued on the Loan or any fee in respect of the Loan within five (5) Business Days after the date on which such interest or fee becomes due and payable under this Note; (iii) any other amount payable by the Borrower hereunder within ten (10) days after any such other amount or payment becomes due and payable and notice thereof is given to the Borrower;

(b) Any representation or warranty made by any party (other than the Lender or the Secured Party) in any Basic Document to which it is a party, or in any certificate furnished pursuant to any such document, shall prove to have been incorrect in any material respect as of the date made (unless such representation or warranty expressly relates only to an earlier date), and in each case, any adverse effect of such incorrect misrepresentation or warranty is not eliminated or addressed to the reasonable satisfaction of the Lender within a period of thirty (30) days after receipt of notice by such Person;

(c) The Borrower shall fail to perform or observe any of the covenants set forth in Sections 5(a), (c), (d), (e), (f), (h), (j), (k), (l), (m), (n), (o), (p), (r), (t);

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(d) The Borrower shall fail to perform or observe any of the Obligations (other than as set forth in Sections 6(a) or (c) above) to which it is a party and, in each case, such failure shall continue unremedied for a period of thirty (30) days after receipt of notice or actual knowledge thereof by such Person, if such failure can reasonably be remedied within such thirty (30) day period as long as the Borrower is using diligent efforts to remedy such failure;

(e) The Borrower or GlassBridge: (i) shall admit in writing its inability to pay its debts as its debts become due; (ii) shall make an assignment for the benefit of creditors, or petition or apply to any tribunal for the appointment of a custodian, receiver or trustee for its or a substantial part of its assets; (iii) shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation; (iv) shall have had any such petition filed, or any such proceeding shall have been commenced against it, in which an adjudication is made or order for relief is entered or which remains undismissed for a period of sixty (60) days; (v) shall have had a receiver, custodian or trustee appointed for all or a substantial part of its property; or (vi) shall take any action effectuating, approving or consenting to any of the events described in clauses (i) through (v);

(f) The Borrower or GlassBridge shall dissolve or for any reason cease to be in existence;

(g) The Borrower or GlassBridge is required to register or shall become an “investment company” subject to registration under the Investment Company Act;

(h) Unless as a result of the acts or omissions of the Lender (i) any Security Agreement shall fail to provide the Secured Party with security interests in and to the Collateral intended to be created thereby, shall cease to be in full force and effect, or is declared null and void and the Borrower shall fail to execute such additional security agreements as may be requested by the Lender or the Secured Party to remedy such event; or (ii) the validity or enforceability of any Security Agreement is contested in a legal proceeding by any party to such Security Agreement, other than by the Lender or the Secured Party;

(i) Except as permitted under this Note, any failure by the Borrower to have good title to all of its real property and good title to all of its personal property and assets, which failure would have a Material Adverse Effect on the Borrower’s ability to comply with the Obligations;

(j) A Change of Control shall occur and be continuing;

(k) Any permit required to be obtained or maintained by the Athlete Fund under any Swap Documents shall be revoked or cancelled by the issuing governmental authority having jurisdiction, or any such permit shall otherwise fail to be in full force and effect, or the Athlete Fund shall fail to comply with any such permit, in each case, which revocation, cancellation or failure would reasonably be expected to have a Material Adverse Effect, and in each case, if any adverse effect of such revocation, cancellation or failure is not remedied to the reasonable satisfaction of the Lender within sixty (60) days after receipt of written notice thereof by such Person;

(l) A final judgment or judgments shall be entered against the Borrower or the Athlete Fund, by a court of competent jurisdiction in an aggregate amount of not less than $150,000, other than (i) a judgment which is fully covered by a posted bond or discharged within thirty (30) days after its entry, or (ii) a judgment, the execution of which is effectively stayed within thirty (30) days after its entry but only for thirty (30) days after the date on which such stay is terminated or expires; or

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(m) Any Swap Documents shall cease for any reason to be in full force and effect; or any default by the Athlete Fund or the Athlete Company shall occur under any Swap Document (after giving effect to all applicable cure periods in such Swap Document that is approved in advance in writing by the Lender).

Upon the occurrence and during the continuation of an Event of Default, the Lender may, by notice to the Borrower, declare the Then Outstanding Amount of the Loan due and payable, whereupon the same shall become and be forthwith due and payable without presentment, demand, protest or further notice or other formalities of any kind, all of which are hereby expressly waived by the Borrower; provided, that in the case of an Event of Default described in Section 6(e), Section 6(f) or Section 6(g), the Then Outstanding Amount of the Loan shall be immediately due and payable thereupon, without notice or action on the part of Lender or any other Person.

7. Indemnification. The Borrower agrees to indemnify and hold the Lender and the Secured Party together with its respective directors, officers, employees, agents and consultants harmless from and against all claims, damages, losses, liabilities, costs, deficiencies and documented expenses and damages, including investigative costs, settlement costs and reasonable legal, accounting or other expenses for investigating or defending against any actions or threatened actions (collectively, the “Losses”), arising out of or in connection with (i) the execution or delivery of each Basic Document, including this Note, and the performance by any Person of its obligations under such Basic Documents, (ii) the making of the Loan and (iii) the use of the proceeds of the Loan, and any prospective claim, litigation, investigation or proceeding related to any of the foregoing, but excluding, in each case, any such Losses incurred by reason of bad faith, gross negligence or willful misconduct of any Person indemnified hereunder. The Lender and/or the Secured Party, as applicable, shall promptly notify the Borrower of any claim under this Section 7. The Borrower may elect to assume the defense of any action, proceeding or dispute with a third party in respect of which a claim is to be made under this Section 7; provided, however, that if the Borrower assumes control of the defense of any such action, proceeding or dispute, the Borrower shall not agree or conclude any settlement that affects the Lender or the Secured Party without the prior written approval of the Lender or the Secured Party, as applicable (such approval not to be unreasonably withheld). In the event the Borrower assumes control of the defense of any such action, proceeding or dispute, the Borrower shall not be liable to the Lender or the Secured Party for any legal fees and expenses of additional counsel incurred by the Lender or the Secured Party in connection with such defense; provided, however, that each of the Lender and the Secured Party shall have the right to employ its own counsel whose reasonable legal fees and expenses shall be indemnified by the Borrower if (A) there is or could reasonably be expected to be a conflict of interest between the Lender or the Secured Party, as applicable, and the Borrower in connection with the defense of such action, proceeding or dispute, or (B) there is a specific defense available to the Lender or the Secured Party, as applicable, which is different from or additional to those available to the Borrower, (C) it is reasonably necessary to protect the interests of the Lender or the Secured Party, as applicable, to the extent such interests differ from the interests of the Borrower, or (D) the Lender or the Secured Party determines that the Borrower is not defending such action diligently or in a manner deemed appropriate by the Lender or the Secured Party.

8. Security. The Obligations are secured by the Collateral.

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9. Governing Law; Submission to Jurisdiction. This Note shall be governed by, and construed in accordance with, the laws of the State of New York (without regard to conflict of laws provisions thereof other than Section 5-1401 of the New York General Obligations Law). The Borrower agrees that any legal action or proceeding arising out of or relating to this Note or any other Basic Document, or any legal action or proceeding to execute or otherwise enforce any judgment obtained against the Borrower, for breach hereof or thereof, or against any of its properties, may be brought in the courts of the State of New York sitting in New York County or the United States District Court for the Southern District of New York by the Lender may elect. The Borrower hereby irrevocably and unconditionally submits to the non-exclusive jurisdiction of such courts for purposes of any such legal action or proceeding. Service of process by the Lender in any such dispute shall be binding on the Borrower if sent to the Borrower by registered or certified mail, at the addresses specified on the signature page of this Note. The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction.

THE PARTIES HERETO WAIVE ANY RIGHT THEY MAY HAVE TO JURY TRIAL IN ANY ACTION RELATED TO THIS NOTE, ANY OTHER BASIC DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. IN ADDITION, THE BORROWER HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE OR ANY OTHER BASIC DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

10. Assignments. This Note shall be binding on, and shall inure to the benefit of each of the Borrower, the Lender, the Secured Party, and their respective successors and permitted assigns; provided, that neither the Borrower nor GlassBridge may assign or transfer its respective rights or obligations under this Note without the prior written approval of the Lender; and provided, further, that the Lender may not assign or otherwise transfer its rights and obligations under this Note or the Loan to any other Person without the prior written consent of the Borrower (which consent shall not be unreasonably withheld, delayed or conditioned) unless (i) such assignment or transfer is to an Affiliate of any Lender or (ii) an Event of Default has occurred and is continuing, in each such case consent of the Borrower is not necessary. Any such Person to whom the Lender assigns its rights pursuant to this Section 10 shall then become vested with all the rights granted to such Lender under this Note and with respect to the Loan. Upon such assignment or transfer, such Lender shall provide to the Borrower the name, address and contact information of the permitted assignee or transferee.

11. Miscellaneous.

(a) The provisions of this Note are intended to be severable. If for any reason any provision of this Note shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions thereof in any jurisdiction.

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(b) No amendment, modification or supplement to any provision of this Note shall be effective unless the same shall be in writing and signed by the Borrower, the Lender (or, after any assignment contemplated by Section 10, other holder hereof) and, solely with respect to any amendment, modification or supplement that would adversely affect the rights of the Secured Party.

(c) The waiver of any breach of any of the provisions of this Note shall not be construed to be a waiver of any subsequent breach or default of the same or other provisions. No waiver of any of the provisions of this Note shall be valid or binding unless set forth in writing and duly executed by the Person against whom enforcement of the waiver is sought and the Lender. No failure on the part of the Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof or preclude any other or further exercise thereof or the exercise of any other right.

(d) The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

(e) Unless otherwise agreed in writing, notices shall be given to the Lender and the Borrower at their respective addresses set forth on the signature pages to this Note. Notices under this Note shall be effective (i) when personally delivered to a party hereto, upon receipt as shown by messenger receipt, (ii) when mailed to such addressee, upon receipt of a signed confirmation from such addressee, or (iii) when sent to such addressee by facsimile, upon receipt of the addressor’s facsimile machine confirmation or other verifiable electronic receipt.

(f) The provisions of Sections 7, 9 and 11 of this Note shall survive the repayment of the Loan and any termination of this Note.

(g) This Note and any agreement, document or instrument attached hereto or referred to herein integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral negotiations and prior writings with respect to the subject matter hereof.

(h) This Note may be executed in one or more facsimile counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same agreement.

(i) The Lender and the Secured Party agree to keep confidential, in accordance with its customary procedures for handling confidential information of this nature, any non-public information supplied to it by the Borrower in relation to the Swap Documents, the Governmental Approvals, the Borrower or GlassBridge; provided, that such information does not include information that (i) was publicly known or otherwise known to it prior to the time of such disclosure and (ii) subsequently becomes publicly known through no act or omission by it or any Person acting on its behalf.

[Signature pages follow]

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IN WITNESS WHEREOF, the Borrower has executed this Note as of the date first set forth above.

GlassBridge Athlete, LLC,
a Delaware limited liability company

By:	/s/ Daniel Strauss
Name:	Daniel Strauss
Title:	President

Address for Notices:
GlassBridge Athlete, LLC
Attention: Chief Executive Officer
411 East 57th Street, Suite 1A
New York, New York 10022
E-mail:

with a copy (which shall not constitute notice) to:

Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
E-mail: lrothenberg@loeb.com
Attention: Lloyd L Rothenberg, Esq.

[Signature Page to Secured Promissory Note Agreement]

IN WITNESS WHEREOF, for the limited purposes of Sections 4 and 5 of this Note, GlassBridge has executed this Note as of the date first set forth above.

GlassBridge Enterprises, Inc.,
a Delaware corporation

By:	/s/ Daniel Strauss
Name:	Daniel Strauss
Title:	CEO

Address for Notices:
GlassBridge Enterprises, Inc.
Attention: Chief Executive Officer
411 East 57th Street, Suite 1A
New York, New York 10022
E-mail: dstrauss@glassbridge.com

with a copy (which shall not constitute notice) to:

Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
E-mail: lrothenberg@loeb.com
Attention: Lloyd L Rothenberg, Esq.

[Signature Page to Secured Promissory Note Agreement]

Agreed and accepted:

ORIX PTP Holdings, LLC,
a Delaware limited liability company

By:	/s/ Paul Wilson
Name:	Paul Wilson
Title:	President of ORIX Corporate Capital, Inc. (sole member of ORIX PTP Holdings)

Addresses for Notices:

ORIX Corporation USA
1717 Main Street, Suite 1100
Dallas, Texas 75201
E-mail: Benjamin.Price@orix.com
Attention: Benjamin Price, Assistant General Counsel

ORIX Corporation USA
280 Park Avenue
New York, NY 10017
E-mail: Gregory.Raykher@orix.com
Attention: Gregory Raykher

ORIX Corporation USA
280 Park Avenue
New York, NY 10017
E-mail: Neil.Winward@orix.com
Attention: Neil Winward

with a copy (which shall not constitute notice) to:

Norton Rose Fulbright US LLP
1301 Avenue of the Americas
New York, New York 10019
E-mail: sheldon.nussbaum@nortonrosefulbright.com
Attention: Sheldon G. Nussbaum, Esq.

[Signature Page to Secured Promissory Note Agreement]

Exhibit A

Notice of Borrowing

March [●], 2020

TO:	ORIX PTP HOLDINGS, LLC (the “Lender”)

FROM:	GLASSBRIDGE ATHLETE, LLC (the “Borrower”)

RE:	Borrowing Notice

Reference is made to the Secured Promissory Note Agreement, dated as of March 17, 2020 (the “Note”), between the Borrower and the Lender. Capitalized terms used and not defined herein shall have the meanings given to them in the Note.

The Borrower hereby requests a disbursement of sixteen million Dollars ($16,000,000) pursuant to Section 2.4 of the Note and makes the following certifications:

(1)	The requested disbursement date (a Business Day) (i.e., the Borrowing Date) is March [ ], 2020.

(2)	The Lender shall disburse the requested disbursement to [The Sports & Entertainment Fund, L.P. c/o BNP Paribas Financial Services, LLC on behalf of the Borrower / the Borrower in reimbursement for amounts previously paid, other than from proceeds of Loan, by the Borrower to The Sports & Entertainment Fund, L.P. c/o BNP Paribas Financial Services, LLC] via wire transfer to the following account at:

[______________________
______________________
______________________
______________________]

(3)	The Borrower certifies hereby that each condition precedent set forth in Section 3 of the Note to the requested disbursement has been satisfied or waived as of the date hereof and will be satisfied or waived as of the date of the requested disbursement set forth in paragraph (1) above.

(4)	The Borrower certifies hereby that each Basic Document, Athlete Fund Document and Swap Document delivered to the Lender pursuant to Section 3(c) of the Note to which any Obligor is a party is in full force and effect, has not been amended, modified or supplemented from the agreements delivered to the Lender pursuant to Section 3(c) of the Note without the consent of the Lender, and constitutes a legally valid and binding obligation of such Obligor, enforceable against such Obligor in accordance with its respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors’ rights generally and the application of general principles of equity.

(5)	The Borrower certifies hereby that each representation and warranty made by it in Section 4 of the Note is true and correct as of the Borrowing Date (unless such representation and warranty relates only to an earlier date).

(6)	The Borrower certifies hereby that it is in full compliance with all of the covenants set forth in Section 5 of the Note, from and after the Effective Date.

(7)	The Borrower certifies hereby that no Default or Event of Default has occurred and is continuing as of the Borrowing Date.

IN WITNESS WHEREOF, the undersigned executes this Borrowing Notice on the date first set forth above.

GlassBridge Athlete, LLC,
a Delaware limited liability company

By:
Name:
Title:

Schedule 1

Principal and Interest Payment Dates

Note: The table below assumes a Borrowing Date as of March 18, 2020. The table below will be updated by Lender after receiving the Borrowing Notice and disbursing the Loan, which shall be deemed final and conclusive absent manifest error.

Date	Capitalized Interest	Principal Repayment
March 31, 2020	$28,888.89	—
June 30, 2020	$202,587.35	—
September 30, 2020	$207,402.20	—
December 31, 2020	$207,769.16	—
March 31, 2021	$210,395.13	—
June 30, 2021	$213,054.29	—
Maturity Date	$189,667.74	$17,259,764.75

Schedule 2

Material Liabilities and Assets

Borrower: None.

Athlete Fund: None.

Schedule 3

Athlete Fund Documents and Swap Documents

As of Effective Date

Athlete Fund Documents:

i.	Third Amended and Restated Exempted Limited Partnership Agreement of The Sports & Entertainment Fund, L.P., dated January 31, 2020;

ii.	the Section 9 Statement filed with the Registrar on July 28, 2014 pursuant to the Cayman ELP Law, the Section 10 Statement filed with the Registrar on March 23, 2016 pursuant to the Cayman ELP Law, and the Section 10 Statement filed with the Registrar on January 8, 2020 pursuant to the Cayman ELP Law;

iii.	Confidential Private Offering Memorandum relating to the offering of limited partnership interests of The Sports & Entertainment Fund, L.P. dated January 2020 (the “Memorandum”);

iv.	Supplement to the Memorandum dated January 2020;

v.	The investor subscription documents by Borrower for the Athlete Fund Interests;

vi.	Investment Management Agreement between PJW Ltd. and GlassBridge Investment Management, LLC, dated February 26, 2020, including the investment guidelines attached thereto; and

vii.	Letter Agreement between GlassBridge Investment Management, LLC and the Athlete Fund, dated February 26, 2020 (re: re: further limitations on the investment guidelines).

Swap Documents:

Professional Athlete	Athlete Company	Swap Documents
Paul Jamaine (P.J.) Washington Jr. Contract with Hornets Basketball, LLC, a member of the National Basketball Association, dated as of July 3, 2019	PJW Ltd., a Cayman exempted company limited by shares under the Companies Law (2018 Revision) (as amended) of the Cayman Islands

i. ISDA 2002 Master Agreement, between PJW Ltd. and the Athlete Fund, together with the Schedule thereto, each dated as of February 26, 2020, and the Confirmation thereto

ii. Savings and Investment Agreement between Paul Jamaine (P.J.) Washington Jr. and PJW Ltd., dated as of February 26, 2020

iii. Letter Agreement between PJW Ltd. and GlassBridge Enterprises Inc. dated as of February 26, 2020 (re: swap termination right)

iv. Custodial Agreements between SunTrust Robinson Humphrey, Inc. and PJW Ltd.

v. Administrative Services Agreement between BNP Paribas Financial Services, LLC and PJW Ltd. and Cash Account Agreement between BNP Paribas acting through its New York branch, PJW Ltd. and GlassBridge Investment Management, LLC

Schedule 4

Investment Documents

Financial Model & Projections for The Sports & Entertainment Fund, L.P. (March 12, 2020 - August 1, 2029), dated March 11, 2020

Schedule 5

Post-Closing Deliverables

None.

Annex 1

Copies of Documents

The following documents annexed to this Exhibit have been omitted:

Amended and Restated Memorandum and Articles of Association of PJW Ltd., a Cayman Islands Exempted Company Limited by Shares

Third Amended and Restated Exempted Limited Partnership Agreement of The Sports & Entertainment Fund, L.P., a Cayman Islands exempted limited partnership

The Sports & Entertainment Fund, L.P., Amended and Restated Confidential Private Offering Memorandum relating to the offering of Class A Interests and Paired Classes of Interests

The Sports & Entertainment Fund, L.P., Supplement to Confidential Private Offering Memorandum relating to the offering of Paired Classes of Interests

Investment Management Agreement between PJW Ltd. and GlassBridge Investment Management LLC

Letter Agreement, dated February 6, 2020, between GlassBridge Investment Management LLC and The Sports & Entertainment Fund, L.P., relating to the swap agreement between The Sports & Entertainment Fund, L.P. and PJW Ltd.

ISDA 2002 Master Agreement, dated February 26, 2020, between The Sports & Entertainment Fund, L.P. and PJW Ltd. (“Swap Agreement”)

Savings and Investment Agreement, dated February 26, 2020, between Paul Jamaine (P.J.) Washington, Jr. (“Athlete”) and PJW Ltd., pursuant to which PJW Ltd. shall make an upfront payment and Athlete makes periodic contributions to PJW Ltd.

Letter Agreement, dated February 26, 2020, between PJW Ltd. and GlassBridge Enterprises, Inc., pursuant to which PJW Ltd. agrees to terminate the Swap Agreement at the request of The Sports & Entertainment Fund, L.P., subject to conditions

Administrative Services Agreement, dated March __, 2020, between PJW Ltd. and BNP Paribas Financial Services, LLC

Account Agreement between SunTrust Robinson Humphrey and PJW Ltd.

Cash Account Agreement, dated _____, 2020, between BNP Paribas Acting through Its New York branch and GlassBridge Investment Management LLC